                                                                    Exhibit 99.3


                             SECURED PROMISSORY NOTE
                                       OF
                         TEXAS BIOTECHNOLOGY CORPORATION


$ 6,000,000.00                  APRIL 22, 2003               SEATTLE, WASHINGTON

I. OBLIGATION. Texas Biotechnology Corporation, a Delaware corporation ("Maker"), promises to pay to the order of ICOS Corporation, a Washington corporation, or its successors or assigns ("Holder"), at such place as Holder may direct, the principal sum of Six Million Dollars ($6,000,000.00), together with interest, in the manner described as follows:

         A. PAYMENT OF PRINCIPAL. Maker shall pay the above described principal sum by wire transfer in immediately available funds in the following two payments: (1) $4,000,000 on April 22, 2004; and (2) $2,000,000 on October 22,
2004 (each a "Payment").

         B. RATE AND PAYMENT OF INTEREST. Interest on the outstanding balance of the above described principal sum (the "PRINCIPAL BALANCE") shall (1) accrue at the Interest Rate (defined below) beginning on April 22, 2003 and continue to (but not include) the date the Principal Balance is paid in full and (2) be payable on or before the tenth day after each LIBOR Adjustment Date; provided that, in the event of any payment of the Principal Balance, accrued interest on the Principal Balance amount paid shall be payable on the date of such payment. The interest due hereunder shall be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) of a year of 365 or 366 days, as the case may be. Maker may prepay, in whole or in part, without penalty, the Principal Balance; provided that, any such prepayment will also include all accrued and unpaid interest due on the amount prepaid as described above. In addition, upon the occurrence of a Change of Control of Maker, the outstanding balance of the Principal Balance, and all accrued and unpaid interest thereon, will be paid by Maker to Holder within ten (10) days after the occurrence of such Change of Control.

         C. DEFINITIONS. For purposes of clause B above, the following definitions shall apply:

            1. "CHANGE OF CONTROL" means when (a) any person or entity becomes, after the date hereof, the beneficial owner, directly or indirectly, of more than sixty percent (60%) of the outstanding securities of Maker, (b) Maker is involved in a reorganization, merger or consolidation, or (c) any person or entity, directly or indirectly, acquires all or substantially all of the assets of Maker in any transaction or series of transactions. However, in the case of
(a) or (b), a "Change in Control" will not have occurred if, after the transaction, forty (40%) or more of the outstanding voting securities of the entity acquiring Maker's voting securities or resulting or surviving from the reorganization, merger or consolidation are owned by Maker's shareholders in the same proportion as they owned Maker's voting securities immediately prior to such transaction.

            2. "INTEREST RATE" means the three (3) month LIBOR rate plus one hundred and fifty (150) basis points.

            3. "LIBOR" means the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) equal to the three month London interbank offered rate for deposits in U.S. Dollars as it appears on the Dow Jones Telerate Service page 3750 (or any successor page) that displays an average British Bankers Association LIBOR Rate at approximately 11:00 a.m. (London time) two Business Days before the LIBOR Adjustment Date. Any change in LIBOR will take effect on the LIBOR Adjustment Date. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day. If for any reason such British Bankers Association LIBOR rate is not available, the term "LIBOR" shall mean the rate of interest equal to the rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the three month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days before the LIBOR Adjustment Date; provided that, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates.

            4. "LIBOR ADJUSTMENT DATE" means (a) April 22, 2003, and (b) thereafter, 12:01 a.m. on the first Business Day of each April, July, October, and January.

            5. "BUSINESS DAY" means a day (a) other than a Saturday or Sunday, and (b) on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

II. SECURITY. Payment of all amounts due under this Note is secured by an irrevocable standby letter of credit, in the form attached hereto as Appendix A, which will be issued by JPMORGAN CHASE BANK to ICOS on the date of this Note (the "Letter of Credit").

III. DEFAULT; ACCELERATION OF OBLIGATION. Maker will be deemed to be in default under this Note, and the Principal Balance, together with all interest accrued thereon, will immediately become due and payable in full: (a) upon the filing by Maker of any voluntary petition in bankruptcy or any voluntary petition for relief under the U.S. Federal bankruptcy code or any other state or any other state or U.S. Federal law for the relief of debtors, which filing is not dismissed or withdrawn in Maker's favor within ninety (90) calendar days; (b) upon the filing against Maker of any involuntary petition in bankruptcy or any involuntary petition for relief under the U.S. Federal bankruptcy code or any other state or U.S. Federal law for the relief of debtors, which filing is not dismissed or withdrawn in Maker's favor within ninety (90) calendar days; (c) upon the execution by Maker of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of Maker's assets or property, provided that Maker may have ten (10) calendar days to have any such appointment withdrawn or dismissed in Maker's favor; or (d) upon any failure by Maker to make payment when due under this Note (each an "EVENT OF DEFAULT").

IV. REMEDIES ON DEFAULT. Upon any Event of Default, Holder will, in addition to its rights and remedies under this Note, be entitled to exercise its rights under the Letter of Credit and may pursue any legal or equitable remedies that are available to it.

V. PREPAYMENT. Prepayment of the Principal Balance and interest due under this Note may be made at any time without penalty, subject to the terms of Section I above.

VI. GOVERNING LAW; WAIVER. The validity, construction and performance of this Note will be governed by the laws of the State of Delaware without taking into account provisions regarding choice of laws. Maker hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence. Maker's delay in seeking payment from Debtor under this Note upon maturity will not be deemed a waiver of any of Maker's rights hereunder.

VII. ATTORNEYS' FEES. If suit is brought for collection of this Note, Maker agrees to pay all reasonable expenses, including attorneys' fees, incurred by the holder in connection therewith whether or not such suit is prosecuted to judgment.

         IN WITNESS WHEREOF, Maker has executed this Note as of the date and year first above written.

MAKER:

TEXAS BIOTECHNOLOGY CORPORATION

By:    /s/ Bruce D. Given, M.D.
       ---------------------------------------
Name:  Bruce D. Given, M.D.
       ---------------------------------------
Title: President and Chief Executive Officer
       ---------------------------------------


                                           3